Exhibit 10.40

FIFTH AMENDMENT
OF THE
H.B. FULLER COMPANY
DEFINED CONTRIBUTION RESTORATION PLAN
(As Amended and Restated Effective January 1, 2008)

H.B. Fuller Company (the “Company”) has adopted the H.B. Fuller Company Defined Contribution Restoration Plan (the “Plan”) and maintains the Plan, as amended and restated. The Company, acting through the Compensation Committee of the Board of Directors, pursuant to Sections 9.1 and 11.1.3 of the Plan, has approved and adopted the following Plan amendments, and has directed the Vice President of Human Resources to execute such amendments.

1.	A new Section 1.2.25 is added to the Plan to read as follows:

1.2.25.              Benefit Plans Committee – the administrative committee established in connection with a Change in Control as described in Section 9.4.

2.	Section 6.1 is amended in its entirety to read as follows:

6.1.         Provisions Applicable to a CIC Participant. Following the occurrence of a Change in Control, the following number of years shall be added to a CIC Participant’s years of Continuous Service for the purposes of Section 5.2(c), and to a CIC Participant’s years of Continuous Participation for the purposes of Section 5.3.1(b):

(a)         three years, if the CIC Participant is the Chief Executive Officer of the Company or is on the Executive Committee when the Change in Control occurs;

(b)         two years, if the CIC Participant is not covered in (a) above, but is pay grade 32 or above, when the Change in Control occurs;

(c)         no years, if the CIC Participant is not covered in (a) or (b) above, and is below a pay grade 32, when the Change in Control occurs.

3.	A new section 6.2.3 is added to the Plan reading as follows, and the existing 6.2.3 (titled “Good Reason”) is renumbered as section 6.2.4:

6.2.3.      “Executive Committee” means an officer of the Company as defined in section 16(b) of the Exchange Act, but not including the principal accounting officer/controller position.

4.	A new section 9.4 is added to the Plan to read as follows:

9.4.         Benefit Plans Committee. The provisions of this Section 9.4 shall not apply unless and until a Change in Control has occurred. For purposes of this Plan, upon a Change in Control, the Benefit Plans Committee shall be the “administrator” at all times following the occurrence of a Change in Control. The Benefit Plans Committee referred to in this Plan shall be comprised of the individuals who, immediately prior to the Change in Control, are then serving on the Company’s Benefit Plans Committee, or if there is no such committee, it shall be comprised of the individuals then serving as the Company’s chief financial officer, senior human resources officer, treasurer and vice president of corporate financial strategy (or equivalent positions, regardless of title). If one or more of the individuals serving on the Benefit Plans Committee is unable or unwilling to serve on the Benefit Plans Committee, the number of individuals serving on the Benefit Plans Committee may be reduced. In the event none of the aforementioned individuals is able or willing to serve, the individual serving as Chief Executive Officer of the Company immediately prior to the Change in Control will serve as the Benefit Plans Committee. The Benefit Plans Committee shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and any trust under Section 8.1, including, but not limited to, benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company (or successor thereto) must: (1) pay all reasonable administrative expenses incurred by the Benefit Plans Committee; (2) indemnify the Benefit Plans Committee members against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Benefit Plans Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of a Benefit Plans Committee member; and (3) supply full and timely information to the Benefit Plans Committee on all matters relating to the Plan, any trust, the Participants and their Beneficiaries, the Accounts of the Participants, and such other pertinent information as the Benefit Plans Committee may reasonably require. Upon and after a Change in Control, the members of the Benefit Plans Committee may not be removed by the Company (or successor thereto), and the Benefit Plans Committee may not be terminated by the Company (or successor thereto).

Dated: September 30, 2021	H.B. Fuller Company

	By:	/s/ Nathan D. Weaver
	Its:	Vice President, Human Resources